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GUARANTEED WITHDRAWAL BENEFIT AGREEMENT

The Penn Mutual Life Insurance Company (the "Company") agrees, subject to and in accordance with the provisions of this supplemental agreement, to provide the Guaranteed Withdrawal Benefit described below.

This agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

WITHDRAWALS - For the purpose of describing the benefits provided by this agreement, withdrawals will refer to both partial surrenders of Policy Value as well as policy loans and unpaid policy loan interest.

GUARANTEED WITHDRAWAL BENEFIT - When this agreement is in effect, the Guaranteed Withdrawal Benefit provides the Owner with the ability to receive guaranteed withdrawal amounts from the Benefit Base as defined below, upon satisfaction of a Waiting Period. Payment of withdrawal benefits will be made upon receipt of a written request to receive such benefits while the agreement is in force.

When this agreement is in effect no increases in Specified Amount will be permitted.

WAITING PERIOD - The Waiting Period that must be satisfied before guaranteed withdrawal benefits are payable under this agreement is the earlier of (a) and
(b) below, where:

     (a) is the fifteenth policy anniversary; and
     (b) is the policy anniversary nearest the Insured's attainment of age 70.

GUARANTEED WITHDRAWAL PERIOD - The Guaranteed Withdrawal Period will begin on the date of the first withdrawal after the end of the Waiting Period. The Guaranteed Withdrawal Period must begin by the policy anniversary nearest the Insured's attainment of age 70. The Guaranteed Withdrawal Period will end at the Insured's attainment of age 85. At the time when the Guaranteed Withdrawal Period commences, if the Specified Amount does not include the Policy Value, it will be automatically changed to include the Policy Value.

GUARANTEED WITHDRAWAL BENEFIT NO-LAPSE GUARANTEE - The Company agrees that the policy to which this agreement is attached will remain in force up to the Guaranteed Withdrawal Benefit No-Lapse Date shown in the Policy Specifications if the following conditions are satisfied:

     (a) The Insured is alive;
     (b) This agreement is in force;
     (c) This policy has not been surrendered; and
     (d) The Guaranteed Withdrawal Benefit No-Lapse Premium Requirement is satisfied.

GUARANTEED WITHDRAWAL BENEFIT NO-LAPSE PREMIUM - The Guaranteed Withdrawal Benefit No-Lapse Premium is based on the Insured's gender, issue age, underwriting class, the death benefit option, and other supplemental benefits attached to this policy. The Guaranteed Withdrawal Benefit No-Lapse Premium is shown in the Policy Specifications.

GUARANTEED WITHDRAWAL BENEFIT NO-LAPSE PREMIUM REQUIREMENT - The Guaranteed Withdrawal Benefit No-Lapse Premium Requirement on a Monthly Anniversary prior to the Guaranteed Withdrawal Benefit No-Lapse Date shown in the Policy Specifications is satisfied if the sum of all premiums reduced by any partial surrenders, policy loans, and unpaid loan interest as of that Monthly Anniversary is greater than or equal to the cumulative Guaranteed Withdrawal Benefit No-Lapse Premiums as of that Monthly Anniversary.

A change in the Specified Amount, the addition or deletion of a supplemental agreement to this policy, a change in the underwriting class of the Insured, or a change in the death benefit option prior to the Guaranteed Withdrawal Benefit No-Lapse Date shown in the Policy Specifications may result in a change to subsequent Guaranteed Withdrawal Benefit No-Lapse Premiums. These changes will not affect the Guaranteed Withdrawal Benefit No-Lapse Date.

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GUARANTEED WITHDRAWAL BENEFIT AGREEMENT (CONTINUED)

If on a Monthly Anniversary the Guaranteed Withdrawal Benefit No-Lapse Premium Requirement is not satisfied, a grace period of 61 days will be allowed for the payment of a premium sufficient to maintain the Guaranteed Withdrawal Benefit No-Lapse Premium Requirement. If the amount required to keep the Guaranteed Withdrawal Benefit no-lapse guarantee in-force is not paid by the end of the grace period, the Guaranteed Withdrawal Benefit no-lapse guarantee will terminate and cannot be reinstated.

BENEFIT BASE - The Benefit Base establishes the basis for the total guaranteed withdrawal amount as well as the Guaranteed Annual Withdrawal Amount as defined below. The Benefit Base is the greater of (a) or (b) below, where:

     (a) is the Net Policy Value on the last policy anniversary date which is 5 years prior to the date at which the Guaranteed Withdrawal Period begins, less cumulative withdrawals made during the period between (1) and (2) below, where:

            (1) is the day after the last policy anniversary which is 5 years prior to the date at which the Guaranteed Withdrawal Period begins; and
            (2) is the date at which the Guaranteed Withdrawal Period begins.

     (b) is the value of the Guaranteed Withdrawal Account as defined below at the earlier of (1) or (2), where:

            (1) is the date at which the Guaranteed Withdrawal Period begins;
                and
            (2) is the policy anniversary nearest the Insured's attainment of age 70.

Once the Guaranteed Withdrawal Period commences the Benefit Base will not be increased by any additional premiums paid, but the Benefit Base will be increased by any policy loan repayments.

GUARANTEED WITHDRAWAL ACCOUNT - The Guaranteed Withdrawal Account is defined as
(a) minus (b) minus (c) minus (d) below, where:

     (a) are Premiums Credited as defined below to the Guaranteed Withdrawal Account accumulated at the Guaranteed Withdrawal Account Rate, shown in the Policy Specifications, compounded monthly;
     (b) are partial surrenders taken during the Waiting Period accumulated at the Guaranteed Withdrawal Account Rate, shown in the Policy Specifications, compounded monthly;
     (c) is the Guaranteed Withdrawal Benefit No-Lapse Premium, shown in the Policy Specifications, accumulated at the Guaranteed Withdrawal Account Rate compounded monthly; and
     (d) the outstanding amount of policy indebtedness.

The accumulations of values using the Guaranteed Withdrawal Account Rate that are listed above in this section accumulate until the earlier of (1) or (2), where:

            (1) is the date at which the Guaranteed Withdrawal Period begins;
                and
            (2) is the policy anniversary nearest the Insured's attainment of age 70.

The Guaranteed Withdrawal Benefit No-Lapse Premium for each month during the Guaranteed Withdrawal Benefit No-Lapse Guarantee Period will continue to be incorporated into the calculation of the Guaranteed Withdrawal Account, even if the Guaranteed Withdrawal Benefit No-Lapse Premium Requirement has not been met.

Premiums Credited to the Guaranteed Withdrawal Account are defined to be the lesser of (1) and (2), minus (3) below, where:

     (1) are the cumulative premiums paid into the policy;
     (2) is the Maximum Monthly Guaranteed Withdrawal Account Premium, shown on the Policy Specifications page, multiplied by the number of months since the Policy Date; and
     (3) is the cumulative premiums previously credited to the Guaranteed Withdrawal Account.

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GUARANTEED WITHDRAWAL BENEFIT AGREEMENT (CONTINUED)

A change in the Specified Amount, the addition or deletion of a supplemental agreement to this policy, a change in the underwriting class of the Insured, or a change in the death benefit option may result in a change to subsequent Maximum Monthly Guaranteed Withdrawal Account Premiums.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT - The Guaranteed Withdrawal Benefit provided by this agreement guarantees that withdrawals can be taken each policy year up to the Guaranteed Annual Withdrawal Amount, as long as this agreement remains in force. The initial Guaranteed Annual Withdrawal Amount is equal to the Guaranteed Annual Withdrawal Percentage, shown on the Policy Specifications page, multiplied by the initial Benefit Base.

Total withdrawals in a policy year that do not exceed the Guaranteed Annual Withdrawal Amount will reduce the Benefit Base by the amount of the withdrawals.

EXCESS WITHDRAWAL - All or part of a withdrawal that exceeds the remaining Guaranteed Annual Withdrawal Amount in that policy year.

EFFECT OF WITHDRAWALS ON GUARANTEED ANNUAL WITHDRAWAL AMOUNT - Cumulative withdrawals in a policy year that do not exceed the Guaranteed Annual Withdrawal Amount will not change the Guaranteed Annual Withdrawal Amount in subsequent policy years. Each Excess Withdrawal in a policy year will reduce the Guaranteed Annual Withdrawal Amount in subsequent years in a proportional manner. The reduction is determined by multiplying the Guaranteed Annual Withdrawal Amount by the ratio of (a) to (b) where

     (a) is the amount of the Excess Withdrawal; and
     (b) is the Net Policy Value immediately prior to the Excess Withdrawal.

The resulting Guaranteed Annual Withdrawal Amount for subsequent years cannot exceed the remaining Benefit Base after the effect of withdrawals as described below.

EFFECT OF WITHDRAWALS ON BENEFIT BASE - The Benefit Base is reduced, on a dollar-for-dollar basis, by the amount of withdrawals in a policy year that do not exceed the Guaranteed Annual Withdrawal Amount, until the Benefit Base is reduced to zero. Once the Guaranteed Annual Withdrawal Amount has been withdrawn in a contract year, any Excess Withdrawals reduce the Benefit Base until it is reduced to zero in a proportional manner. The reduction is determined by multiplying the Benefit Base by the ratio of (a) to (b) where:

     (a) is the amount of the Excess Withdrawal; and
     (b) is the Net Policy Value immediately prior to the Excess Withdrawal.

EFFECT OF WITHDRAWALS LESS THAN THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT - If total withdrawals in a contract year are less than the Guaranteed Annual Withdrawal Amount, the Guaranteed Annual Withdrawal Amount is not increased in subsequent contract years.

REMAINING GUARANTEED WITHDRAWAL BENEFIT PAYMENTS IF POLICY LAPSES WITHOUT VALUE
- If the Net Cash Surrender Value is reduced to zero and any Guaranteed Withdrawal Benefits are due after the end of the Waiting Period, such Remaining Guaranteed Withdrawal Benefit Payments will be made as described below. In this situation the only provisions of the Policy and this agreement that remain in effect are those that are associated with the Remaining Guaranteed Withdrawal Benefit Payments.

In the policy year in which the Net Cash Surrender Value is reduced to zero, the Remaining Guaranteed Withdrawal Benefit Payment made in that year is equal to the Guaranteed Annual Withdrawal Amount not yet withdrawn. In subsequent contract years, the Remaining Guaranteed Withdrawal Benefit Payment is the Guaranteed Annual Withdrawal Amount in effect as of the date that the Net Cash Surrender Value is reduced to zero or any remaining Benefit Base, if less.

Remaining Guaranteed Withdrawal Benefit Payments are made once each contract year.

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GUARANTEED WITHDRAWAL BENEFIT AGREEMENT (CONTINUED)

If the total Remaining Guaranteed Withdrawal Benefit Payments due each contract year are less than $100, the Remaining Guaranteed Withdrawal Benefit Payments will be commuted and a lump sum will be paid equal to the remaining Benefit Base.

If the Net Cash Surrender Value is reduced to zero during the Waiting Period, no guaranteed withdrawal benefits are paid under this agreement.

If the Overloan Protection Benefit Agreement is also attached to this policy, the Remaining Guaranteed Withdrawal Benefit Payments as provided by this agreement will continue to be made.

INVESTMENT ALLOCATION LIMITS - The Company reserves the right to make the availability of the Benefit incorporated within this agreement contingent upon the allocation of the entire Policy Value for the full Benefit Period according to an asset allocation program established by the Company for this agreement.

MONTHLY DEDUCTION - While this agreement is in force, the Monthly Deduction under the policy will include the Monthly Deduction for this agreement. The Monthly Deduction for this agreement is equal to the Guaranteed Withdrawal Benefit Charge multiplied by the policy value that is allocated to the subaccounts within the Separate Account. The maximum Guaranteed Withdrawal Benefit Charge is shown on the Policy Specifications page.

TERMINATION OF AGREEMENT - This agreement will terminate upon:

     a)  the policy anniversary nearest the Insured's attainment of age 85;
     b)  surrender of this policy;
     c)  lapse of this policy and no guaranteed withdrawal benefits are due;
     d)  the date of death of the Insured;
     e) withdrawals have been taken after the end of the Waiting Period and the Benefit Base is reduced to zero;
     f) the policy anniversary nearest the Insured's attainment of age 70 when no withdrawals were taken after the end of the Waiting Period;
     g)  payment of any accelerated death benefit amount; or
     h) the Monthly Anniversary which coincides with or next follows (i) the receipt at the Home Office of a written request by the Owner to terminate this agreement, and (ii) the return of this policy for the appropriate endorsement.

EFFECTIVE DATE - The Effective Date of this agreement is the same as the Date of Issue of this policy.

The Penn Mutual Life Insurance Company

/s/ Robert E. Chappell

Chairman and Chief Executive Officer